Exhibit 99.1

NutraLife BioSciences, Inc. Signs Multi-Year Manufacturing, Distribution and Sales Agreement with Lord Global Corporation Subsidiary for the Launch of Covi-Guard™ Oral Sanitizer

Coconut Creek, FL, November 5, 2020 NutraLife BioSciences, Inc. (“NutraLife”) (OTC: NLBS) is pleased to announce that it has entered into a multi-year Manufacturing, Distribution and Sales Agreement with 27Health Inc. (“27Health”), a wholly owned subsidiary of Lord Global Corporation (“Lord Global”) (OTC: LRDG) for the launch of 27Health’s Covi-Guard™ Oral Sanitizer. Simultaneously, NutraLife, Lord Global and 27Health also entered into a Stock Purchase Agreement pursuant to which (i) NutraLife acquired shares of Lord Global preferred stock convertible into approximately 15.7% of Lord Global’s issued and outstanding common stock, subject to a 4.99% equity blocker, and (ii) 27Health acquired 12,500,000 shares of NutraLife common stock, representing approximately 7.9% of NutraLife’s issued and outstanding common stock.

27Health is the exclusive marketer and producer of the Covi-Guard™ family of oral sanitizers. Covi-Guard™ is a patent-pending oral mouthwash and spray which may dramatically help to lower the viral and bacterial load in the oral cavity. According to a recent Penn State University study published in the Journal of Medical Virology, certain mouthwashes and oral rinses may ‘inactivate’ coronaviruses. Covi-GuardTM’s several active ingredients individually and in combination destroy the lipid envelope of viruses, including coronaviruses. This combats virus replication in the mouth and throat and 27Health believes the product may help disrupt the transmission of coronaviruses. Covi-GuardTM has not been proven to prevent, or cure, COVID-19, and does not replace does not replace the need for masks and social distancing. All of the ingredients are currently used, especially in dental offices, and the product line will carry an FDA OTC moniker.

Pursuant to the Manufacturing, Distribution and Sales Agreement, NutraLife will act as 27Health’s primary Covi-GuardTM manufacturer. If demand is greater than NutraLife’s significant capacity (initially 30,000 units/day), 27Health may use other manufacturers. In addition to being 27Health’s primary manufacturer, NutraLife will also be a non-exclusive wholesaler, agent, and fulfillment center for the Covi-GuardTM family of products. NutraLife believes that this will enable NutraLife to significantly increase its operating margins by acting in multiple roles.

Edgar Ward, CEO of NutraLife said, “We believe the market for the Covi-Guard™ family of products, especially the 2 oz. spray and the 1-day use product, that we specialize in, is vast. The opportunity to not only be the primary Covi-GuardTM manufacturer , but its wholesaler, fulfillment center, and an agent, as well, is a big opportunity. We are extremely excited to work with 27Health to help make a dent in this pandemic.”

Joseph Frontiere, CEO of 27Health and Lord Global, said “We are excited to find such a powerful one-stop-shop for our signature product line, Covi-Guard™. As we previously announced, we believe the market for an oral sanitizer is extremely significant. The overall deal with NutraLife enables 27Health to work very closely with NutraLife to help make this a great product. We are extremely fortunate to find such a partner and to become a significant shareholder of NutraLife.”

About the Company

NutraLife BioSciences, Inc. operates a multifaceted life sciences company. For more than seven years, NutraLife has manufactured and distributed private label and branded nutraceutical and skincare wellness products.

Forward-Looking Statements

This press release contains statements of a forward-looking nature about NutraLife Biosciences, Inc. (the “Company”). You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “future” or other similar expressions. The Company has based these forward-looking statements primarily on the Company’s current expectations and projections about future events and financial trends that the Company believes may affect Company’s financial condition, results of operations, business strategy, and financial needs. There is no assurance that the Company’s current expectations and projections are accurate. All forward-looking statements in this press release are based on the Company’s information on the date hereof. These statements involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results to differ materially from those implied by the forward-looking statements. More detailed information about these risk factors is set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on April 2, 2019, as amended. The Company operates in a rapidly evolving environment. New risk factors emerge from time to time. The Company does not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

Contact:

NutraLife BioSciences, Inc.

6601 Lyons Road, Suite L-6

Coconut Creek, FL 33073

Telephone 888-509-8901

www.NutraLifeBioSciences.com